As filed with the Securities and Exchange Commission on August 22, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENCOR INDUSTRIES, INC.

(Exact Name of Issuer as Specified in its Charter)

Delaware	59-0933147
State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

5201 North Orange Blossom Trail

Orlando, Florida, 32810

(407) 290-6000

(Address, including zip code, and telephone number of Principal Executive Offices)

Gencor Industries, Inc. 2009 Incentive Compensation Plan

(Full Title of the Plan)

E.J. ELLIOTT

CHAIRMAN OF THE BOARD

GENCOR INDUSTRIES, INC.

5201 N. ORANGE BLOSSOM TRAIL

ORLANDO, FLORIDA 32810

Telephone: (407) 290-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: RANDOLPH H. FIELDS, ESQ. GRAY ROBINSON, P.A. 301 EAST PINE STREET SUITE 1400 ORLANDO, FLORIDA 32801 Telephone: (407) 843-8880 Facsimile: (407) 244-5690

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b -2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Propose Maximum Offered Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Stock $0.10 par value	160,000 (1)	$10.27 (2)	$1,643,200 (2)	$212
Common Stock $0.100 par value	800,000 (1)	$10.27 (2)	$8,216,000 (2)	$1,058
Total			$9,859,200	$1,270

1.	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or any similar transaction.

2.	Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended, the proposed maximum offering price per unit, the proposed maximum aggregate offering price and the registration fee (rounded) are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on August 18, 2014.

PART I: INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to all participants in the Gencor Industries, Inc. 2009 Incentive Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not filed with the Securities and Exchange Commission (the “SEC” or “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II: INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed by Gencor Industries, Inc. (the “Company”) with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2013;

(2) All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 2013;

(3) Schedule 14A filed by the Company on January 28, 2009; and

(4) The description of the Class B Stock and Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed with the SEC by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Randolph H. Fields, Esq., has rendered an opinion on the validity of the Class B Stock and Common Stock being registered under the Plan pursuant to this Registration Statement. Mr. Fields is a Director and General Counsel of the Company. A copy of his opinion is attached as Exhibit 5.1 to this Registration Statement. Mr. Fields holds options to acquire shares of common stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law of the State of Delaware sets forth the conditions and limitations governing the indemnifications of officers, directors and other parties.

Article VI of the Company’s By-Laws (the “By-Laws”) provides in part that the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of certain other entities, against all expense, liability and loss reasonably incurred or suffered by such person in connection with such action, suit or proceeding, and under certain circumstances, whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the Company. Responsibility for determinations with respect to such indemnifications shall be made by the Board of Directors, by independent legal counsel or by the stockholders of the Company. The Company has entered into an agreement with each of its directors and certain of its executive officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

Both the General Corporation Law of the State of Delaware and Article VI, Section 2 of the Company’s By-Laws provide that the Company may obtain directors and officers liability insurance. The Company has obtained such insurance.

For the undertaking with respect to indemnification, see Item 9.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index to Form S-8, which is incorporated here by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 20th day of August 2014.

GENCOR INDUSTRIES, INC.

By:	/s/ E.J. Elliott
E.J. Elliott Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, being a director and/or officer of Gencor Industries, Inc., a Delaware corporation, hereby constitutes and appoints E.J. Elliott and Eric E. Mellen, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite, necessary or advisable to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ E.J. Elliott E.J. Elliott	Chairman and Chief Executive Officer (Principal Executive Officer)	August 20, 2014

/s/ Marc G. Elliott Marc G. Elliott	President	August 20, 2014

/s/ Eric E. Mellen Eric E. Mellen	Chief Financial Officer (Principal Financial and Accounting Officer)	August 20, 2014

/s/ David A. Air David A. Air	Director	August 20, 2014

/s/ Cort J. Dondero Cort J. Dondero	Director	August 20, 2014

/s/ Randolph H. Fields Randolph H. Fields	Director	August 20, 2014

/s/ James P. Sharp James P. Sharp	Director	August 20, 2014

EXHIBIT INDEX

TO

FORM S-8

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Company, incorporated by reference to Exhibit 3.1 to Registration Statement No. 33-627

4.2	Amended and Restated By-Laws of Gencor Industries, Inc., incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended September 30, 2007

4.3	Certificate of Amendment, changing name of Mechtron International Corporation to Gencor Industries, Inc. and adding a “twelfth” article regarding director liability limitation, incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 1987

5.1	Opinion of GrayRobinson, P.A.*

23.1	Consent of GrayRobinson, P.A. (included in Exhibit 5.1)*

23.2	Consent of Moore Stephens Lovelace, P.A.*

24.1	Power of Attorney (included on the signature page of this Registration Statement)*

*	Exhibit filed with this document.